February 10, 2017

Andrew Astor

1350 West Fullerton Ave., Apt 501

Chicago, IL 60614

Re: Employment Offer

Dear Andy,

On behalf of the Board of Directors of Nephros, Inc., I am pleased to offer you the position of Chief Financial Officer, reporting to the Chief Executive Officer. Initially, the position is 50% time. After approximately 6 to 9 months following your start date, we expect to consider increasing your position to full time. Although you will be primarily based at your homes in the Chicago, Illinois and San Francisco, California areas, we expect that you will travel to and work from the Company’s New Jersey offices approximately half of the time you are working.

As CFO, your primary responsibility will be to manage the administrative, financial, and risk management operations of the company, including developing and tracking financial and operational strategies, and support the ongoing development and monitoring of control systems designed to preserve company assets and to report accurate financial results. Additionally, you will be expected to represent the Company in communications with investors, bankers, and analysts. During the initial part-time phase of your employment, your responsibilities will necessarily be more limited, and will be mutually agreed between you and the CEO.

The initial base monthly compensation for this position will be $10,000 per month. Following the transition to full-time, we expect to increase your base annual compensation to $250,000. You will be eligible for up to a 25% annual bonus, based primarily on company performance.

Subject to approval of the Company’s board of directors, you will be granted a stock option to purchase a number of shares of the Company’s common stock equivalent to 1% of the Company’s fully diluted outstanding shares to be priced and granted at the next board meeting. Your right to exercise the stock option will vest partially on a time-basis, and partially on achieving certain corporate goals.

Benefits: The Company currently provides its employees with the following benefit package, as described more fully below:

●	Health plan - up to 90% premium company paid
●	Flexible Spending Account - Can be used for healthcare related and certain dependent care.
●	Dental Plan - company paid
●	Vision Plan - company paid
●	Life Insurance - up to 100% base salary
●	Long Term Disability Plan - company paid
●	Short Term Disability Plan - company paid
●	SIMPLE IRA Savings Plan with up to 3% company match
●	Paid Holidays - Ten (10) Designated Company Holidays

Insurance: Based upon your start date listed below, all insurance coverage periods will take effect between thirty (30) and sixty (60) days after your start date, depending on the health plan timing restrictions.

PTO: Following the transition to full time, you will have 20 PTO days annually, with prior approval of your manager. During the initial 50% time phase of employment, 50% pro rata PTO will be granted. Nephros employs a “use it or lose it” policy where it is lawful.

Termination Benefit: Following one year of employment, you will be entitled to three months of base salary and three months of continued health benefits in the event your employment is terminated by the Company without cause. Following two years of employment, you will be entitled to six months base salary and six months of health benefits in the event you are terminated without cause. Any such health insurance benefits provided to you post-termination will be on the terms and conditions then in effect for the Company’s employees. For purposes of this paragraph, “cause” means (i) your substantial failure to perform your job duties, including any failure or refusal to follow a reasonable and lawful direction of the Company’s Board or CEO, provided that if such failure or refusal is capable of being remedied, the Company will provide written notice to you specifying the nature of your failure or refusal and demanding that such failure or refusal be remedied within 14 days (and if so remedied, no “cause” shall be deemed to exist); (ii) your conviction of a crime involving fraud, dishonesty or moral turpitude; (iii) your material breach of a fiduciary obligations to the Company, provided that if such breach is capable of being remedied, the Company will provide you with written notice specifying the nature of such breach and demanding that such breach be remedied within 14 days (and if so remedied, no “cause” shall be deemed to exist); (iv) any intentional wrongdoing or fraudulent conduct committed by you in the scope of your employment with the Company; (v) the intentional breach by you of the Company’s policies and procedures in effect from time to time.

Please note, that as set forth in the Company’s Personnel Policies and Procedures, the employee benefits provided to you by the Company are subject to change by the Company, in its sole discretion, at any time and from time to time.

Start Date: Your employment shall start on February 13, 2017.

Even though some provisions of this letter refer to future dates, they are merely reference points for certain events that are scheduled for as long as you are employed by the Company. Your employment with the Company is for an indefinite term and nothing in this letter modifies your at-will employment relationship with the Company. Further, your employment will also be subject to the Company’s “2007 Personnel Policies and Procedures,” your entry into a Confidentiality, Invention Assignment and Non-Competition Agreement in the form separately provided to you, and Nephros’ general satisfaction with your work performance. You may terminate your employment with the company for any reason with a written notice. Additionally, Nephros may terminate your employment, for any reason, upon written notice.

If you have any questions regarding the details of this offer, please feel free to contact me. We are very excited about having you on our team! If you agree to the conditions that have been outlined, please sign, date, scan and return by e-mail at your earliest convenience.

Respectfully,

Daron Evans
President & CEO

Accepted:

/s/ Andrew Astor
Andrew Astor